UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Filed Pursuant to Section 13 or 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 31, 2002

INTERSTATE HOTELS & RESORTS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-14331	52-2101815
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification Number)

1010 Wisconsin Avenue, N.W.
Washington, D.C. 20007
(Address of principal executive offices)

Registrant’s telephone number, including area code: (202) 965-4455

FORM 8-K/A

As provided in Item 7(b)2 of Form 8-K, Interstate Hotels & Resorts, Inc. is filing this Current Report on Form 8-K/A to amend Item 7(a) and 7(b) of its Form 8-K dated July 31, 2002, which announced the closing of the merger between MeriStar Hotels & Resorts, Inc., and Interstate Hotels Corporation, by adding the required interim, historical and pro forma financial statements that follow:

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a) Financial statements of business acquired.

1. Interim statements:

MERISTAR HOTELS & RESORTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	June 30, 2002	December 31, 2001

	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$4,472	$4,584
Accounts receivable, net of allowance for doubtful accounts of $3,512 and $3,422	12,220	10,155
Due from MeriStar Hospitality Corporation	9,092	—
Prepaid expenses	7,318	5,668
Deposits and other	2,082	3,527

Total current assets	35,184	23,934

Fixed assets:
Furniture, fixtures, and equipment	32,978	32,595
Accumulated depreciation	(17,762)	(14,712)

Total fixed assets, net	15,216	17,883

Investments in and advances to affiliates	30,128	30,003
Goodwill and intangible assets, net of accumulated amortization of $8,645 and $18,498	152,848	163,352
Deferred income taxes	9,156	7,765

	$242,532	$242,937

Liabilities, Minority Interests, and Stockholders’ Equity
Current Liabilities:
Accounts payable, accrued expenses and other liabilities	50,247	$50,149
Due to MeriStar Hospitality Corporation	—	8,877
Income taxes payable	594	1,300
Long-term debt, current portion	122,069	10,000

Total current liabilities	172,910	70,326
Derivative financial instruments	—	687
Long-term debt	—	108,500

Total liabilities	172,910	179,513

Minority interests	6,356	6,293
Stockholders’ equity:
Common stock, par value $0.01 per share:
Authorized - 100,000 shares Issued and outstanding - 37,189 shares	372	372
Additional paid-in capital	78,841	78,841
Deficit	(15,949)	(21,093)
Accumulated other comprehensive income (loss)	2	(989)

Total stockholders’ equity	63,266	57,131

	$242,532	$242,937

See accompanying notes to condensed consolidated financial statements.

MERISTAR HOTELS & RESORTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2002	2001	2002	2001

Revenue:
Rooms	$32,827	$39,121	$61,418	$76,661
Food and beverage	2,037	3,107	3,806	6,241
Other operating departments	1,502	1,841	2,751	3,785
Corporate housing	27,424	26,488	51,670	50,937
Management and other fees	11,925	12,960	22,580	25,643

	75,715	83,517	142,225	163,267
Other revenue from managed properties	158,080	154,527	270,479	275,367

Total revenue	233,795	238,044	412,704	438,634
Operating expenses by department:
Rooms	7,275	8,771	13,781	17,276
Food and beverage	1,508	2,304	2,826	4,644
Other operating departments’ expenses	973	1,171	1,762	2,213
Corporate housing	20,415	19,464	39,236	36,805
Undistributed operating expenses:
Administrative and general	17,402	20,383	34,599	39,545
Property operating costs	7,442	9,185	14,217	18,149
Participating lease expense	14,917	16,627	27,569	32,763
Depreciation and amortization	2,230	3,411	4,459	6,546
Gain on Winston lease conversion	(7,229)	—	(7,229)	—
Merger costs	741	614	1,001	4,385
Charges to investments in and advances to affiliates, accounts and notes receivables, and other	—	—	—	15,298
Restructuring expenses	682	912	682	912

	66,356	82,842	132,903	178,536
Other expenses from managed properties	158,080	154,527	270,479	275,367

Total operating expenses	224,436	237,369	403,382	453,903

Net operating income (loss)	9,359	675	9,322	(15,269)
Interest expense, net	2,427	2,777	5,263	5,662
Equity in (income) loss of affiliates	(118)	(327)	116	(440)

Income (loss) before minority interests and income taxes	7,050	(1,775)	3,943	(20,491)
Minority interests	325	91	190	(581)

Income (loss) before income taxes	6,725	(1,866)	3,753	(19,910)
Income tax benefit	(202)	(746)	(1,391)	(7,964)

Net income (loss)	6,927	(1,120)	5,144	(11,946)
Other comprehensive income (loss):
Foreign currency translation adjustment	400	222	290	(626)
Transition adjustment	—	—	—	(205)
Unrealized gain (loss) on derivative financial instruments	106	(191)	687	(549)
Unrealized gain (loss) on investments	(8)	99	13	122

Comprehensive income (loss)	$7,425	$(990)	$6,134	$(13,204)

Earnings (loss) per share:
Basic	$0.19	$(0.03)	$0.14	$(0.32)

Diluted	$0.18	$(0.03)	$0.13	$(0.32)

See accompanying notes to condensed consolidated financial statements.

MERISTAR HOTELS & RESORTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Six months ended
	June 30,

	2002	2001

Operating activities:
Net income (loss)	$5,144	$(11,946)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Gain on Winston lease conversion	(7,229)	—
Depreciation and amortization	4,459	6,546
Minority interests	190	(581)
Equity in (income) loss of affiliates	116	(440)
Deferred income taxes	(1,391)	(11,808)
Charges to investments in and advances to affiliates, accounts and notes receivables, and other	—	15,298
Changes in operating assets and liabilities, excluding effects of assignment of leases to MeriStar Hospitality Corporation, Winston Hotels, Inc. and acquisitions:
Accounts receivable, net	(1,920)	7,795
Prepaid expenses	(1,650)	(96)
Deposits and other	757	2,492
Accounts payable, accrued expenses and other liabilities	6,639	(4,636)
Income taxes payable	(706)	68
Due to MeriStar Hospitality Corporation	(4,900)	(11,329)

Net cash provided by (used in) operating activities	(491)	(8,637)

Investing activities:
Purchases of fixed assets	(230)	(1,073)
Purchases of intangible assets	—	(3,564)
Hotel operating cash received for lease conversion	15,850	—
Investments in and advances to affiliates, net	(241)	903
Hotel operating cash transferred in connection with lease conversions	(4,849)	(3,778)

Net cash provided by (used in) investing activities	10,530	(7,512)

Financing activities:
Proceeds from issuance of long-term debt	10,000	50,022
Principal payments on long-term debt	(19,500)	(40,177)
Proceeds from issuances of common stock, net	—	241
Contributions by minority investors	—	25
Distributions to minority investors	(127)	(114)
Deferred financing costs	(652)	—

Net cash provided by (used in) financing activities	(10,279)	9,997

Effect of exchange rate changes on cash	128	(124)

Net decrease in cash and cash equivalents	(112)	(6,276)
Cash and cash equivalents, beginning of period	4,584	7,645

Cash and cash equivalents, end of period	$4,472	$1,369

See accompanying notes to condensed consolidated financial statements.

MERISTAR HOTELS & RESORTS, INC.
JUNE 30, 2002
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED
(dollars in thousands, except per share amounts)

1.     Organization

We manage and operate a portfolio of hospitality properties and provide related services in the hotel, corporate housing, resort, conference center, and golf markets. Our portfolio is diversified by franchise and brand affiliations. We were created in connection with the August 3, 1998 merger of American General Hospitality Corporation and CapStar Hotel Company. At the time of the merger, CapStar distributed all of the shares of our common stock to its shareholders and we became a separate, publicly traded company. The merger created MeriStar Hospitality Corporation, a real estate investment trust. We are the manager and operator of all of the hotels owned by MeriStar Hospitality.

MeriStar H&R Operating Company, L.P., our subsidiary operating partnership, indirectly holds substantially all of our assets. We are the sole general partner of that partnership. We, one of our directors and approximately 63 independent third parties are limited partners of that partnership. The partnership agreement gives the general partner full control over the business and affairs of the partnership.

We have an intercompany agreement with MeriStar Hospitality. That agreement provides each of us the right to participate in certain transactions entered into by the other company. The intercompany agreement provides MeriStar Hospitality with a right of first refusal with respect to some of our hotel real estate opportunities and it also provides us with a right of first refusal with respect to some of MeriStar Hospitality’s hotel management opportunities (excluding hotels that MeriStar Hospitality elects to have managed by a hotel brand). We also provide each other with certain services including administrative, renovation supervision, corporate, accounting, finance, risk management, legal, tax, information technology, human resources, acquisition identification and due diligence and operational services.

On May 31, 2000, we completed the acquisition of BridgeStreet Accommodations, Inc. BridgeStreet provides corporate housing services in the United States, Canada, the United Kingdom and France. We operate our corporate housing division under the name BridgeStreet Corporate Housing Worldwide.

Until January 1, 2001, we leased MeriStar Hospitality’s hotels and operated them. As of January 1, 2001, we assigned these participating leases to wholly-owned taxable subsidiaries of MeriStar Hospitality. In connection with the assignment, MeriStar Hospitality’s taxable subsidiaries executed new management agreements with us to manage these hotels. Under these management agreements, MeriStar Hospitality’s taxable subsidiaries pay us a management fee for each property. The management agreements were structured to substantially mirror the economics of the former leases. We and MeriStar Hospitality did not exchange any cash consideration as a result of these transactions except for the transfer of hotel operating assets and liabilities to the taxable subsidiaries. Under the management agreements, the base management fee is 2.5% of total hotel revenue plus incentives payments, based on meeting performance thresholds that could total up to 1.5% of total hotel revenue. The agreements (except for four agreements which have annual terms) have an initial term of 10 years with three renewal periods of five years each at our option, subject to some exceptions. Because these leases have been assigned to MeriStar Hospitality’s taxable subsidiaries, those taxable subsidiaries now bear the operating risk associated with these hotels.

On January 1, 2001, we invested $100 in Flagstone Hospitality Management LLC, a joint venture established to manage 54 hotels owned by RFS Hotel Investors, Inc. We owned 51% of, and controlled the joint venture during 2001. We have included the results of Flagstone in our consolidated financial statements since January 1, 2001. Effective January 1, 2002, Flagstone became a single member LLC, of which we own 100% of the equity interests.

On August 17, 2001, our Corporate Housing division acquired Paris-based Apalachee Bay Properties. Apalachee Bay is an apartment finder service, a third party manager and a property sales brokerage business and represents 300 units. Apalachee Bay has been renamed BridgeStreet Paris. Our consolidated financial statements include the operating results of BridgeStreet Paris since August 17, 2001.

On May 2, 2002, we announced an agreement to merge with Interstate Hotels Corporation, or Interstate. The merger was effective on July 31, 2002. The transaction was a stock-for-stock merger of Interstate into MeriStar in which Interstate stockholders received 4.6 shares of common stock for each share of Interstate stock outstanding. Holders of MeriStar common stock and operating partnership units continued to hold their stock and units following the merger. In connection with the merger, Interstate’s convertible debt and preferred equity shares were converted into shares of common stock of the surviving company. MeriStar’s name was changed to Interstate Hotels & Resorts, Inc., which is the Registrant on this Current Report on Form 8-K/A. The merger is accounted for as a reverse acquisition with Interstate as the accounting acquiror and MeriStar as the surviving company. Immediately following the merger, the Registrant effected a one-for-five reverse split of its common stock. A new $113 million senior credit facility replaced the senior secured credit facilities of MeriStar and Interstate. The new facility has a three-year term loan and three-year revolver with a one-year option to extend. The interest rate on the facility ranges from London Interbank Offered Rate plus 300 basis points to London Interbank Offered Rate plus 450, based on certain financial covenant levels. The combined company operates approximately 86,000 rooms in 412 hotels. We have incurred $1,001 in costs related to this merger in the first half of 2002.

Until June 28, 2002, we leased and operated 47 hotels from Winston Hotels. On June 28, 2002, we assigned the leases to a subsidiary of Winston. We will continue to manage 39 of these hotels under five-year contracts, terminable on the sale of an asset or for any reason after 12 months. The assignment of the leases is expected to give us more stable revenue that is consistent with the nature of our business operations.

As of June 30, 2002, we managed 267 hotels with 56,911 rooms in 43 states, the District of Columbia and Canada. In addition, at June 30, 2002, we had 3,492 apartments under lease in the United States, Canada, the United Kingdom and France.

2.     Summary of Significant Accounting Policies

We have prepared these unaudited interim financial statements according to the rules and regulations of the Securities and Exchange Commission. We have omitted certain information and footnote disclosures that are normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America. These interim financial statements should be read in conjunction with the financial statements, accompanying notes and other information included in our Annual Report on Form 10-K for the year ended December 31, 2001. Certain 2001 amounts have been reclassified to conform to the 2002 presentation.

In our opinion, the accompanying unaudited condensed consolidated interim financial statements reflect all adjustments, which are of a normal and recurring nature, necessary for a fair presentation of the financial condition and results of operations and cash flows for the periods presented. The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities, as well as the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Our actual results could differ from those estimates. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

Our management agreements with the taxable subsidiaries of MeriStar Hospitality (except for four agreements which have annual terms) have initial terms of 10 years, with three five-year extensions at our option. The annual base management fee is 2.5% of total hotel revenue with incentives of up to an additional 1.5% of total hotel revenue based in part on our achievement of specified operating thresholds.

Until June 28, 2002, we leased and operated 47 hotels from Winston Hotels. The rent payable under each participating lease was the greater of base rent or percentage rent, as defined in the leases. Percentage rent applicable to room and food and beverage hotel revenue varies by lease and was calculated by multiplying fixed percentages by the total amounts of such revenues over specified threshold amounts. Both the minimum rent and the revenue thresholds used in computing percentage rents were subject to annual adjustments based on increases in the United States Consumer Price Index. Percentage rent applicable to other revenues was calculated by multiplying fixed percentages by the total amounts of such revenues.

Our management and other fees consist of base and incentive management fees received from third-party owners of hotel properties and fees for other related services we provide. We recognize base fees and fees for other services as revenue when earned in accordance with the individual management contracts. In accordance with Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements,” we accrue incentive fees in the period when we are certain they are earned. For contracts with annual incentive fee measurements, we typically will record any incentive fees in the last month of the annual contract period.

Emerging Issues Task Force Issue No. 98-9, “Accounting for Contingent Rent in Interim Financial Periods”, requires a lessee to recognize contingent rental expense for interim periods prior to the achievement of the specified target that triggers the contingent rental expense, if the achievement of that target by the end of the fiscal year is considered probable. This accounting pronouncement relates only to our recognition of lease expense in interim periods for financial reporting purposes; it has no effect on the timing of rent payments under our leases or our annual lease expense calculations

In June 2001, the FASB issued SFAS No. 141, “Business Combinations”. This standard requires that all business combinations be accounted for using the purchase method of accounting. The adoption of this statement, on January 1, 2002, did not have an impact on our financial position or results of operations.

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”. This standard requires among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS 142 requires that we identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of our existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS 142. SFAS 142 requires us to complete a transitional goodwill impairment test six months from the date of adoption. We are also required to reassess the useful lives of our intangible assets within the first quarter after adoption.

We completed our initial impairment evaluation as of January 1, 2002, the date of adoption. In this transitional analysis and at least annually hereafter, we will perform an analysis to determine the impairment of goodwill and intangible assets’ (with indefinite lives) carrying values. To test intangible assets with indefinite lives for impairment, we perform an analysis to compare the fair value of the intangible asset to its carrying value. We make estimates of the fair value of the intangible asset using discounted cash flows from the expected future operations of the assets. If the analysis indicates that the fair value is less than the carrying value, the asset is written down to the estimated fair value and an impairment loss is recognized. To test goodwill for impairment, we perform an analysis to compare the fair value of the reporting unit to which the goodwill is assigned to the carrying value of the reporting unit. We make estimates of the discounted cash flows from the expected future operations of the reporting unit. If the analysis indicates that the fair value of the reporting unit is less than its carrying value, we do an analysis to compare the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. The implied fair value of the goodwill is determined by allocating the fair value of the reporting unit to all the assets and liabilities of that unit as if the reporting unit had been acquired in a business combination. The excess of the fair value of reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of the goodwill. If the implied fair value of the goodwill is less than the carrying value, an impairment loss is recognized in an amount equal to that excess. Any impairment losses are recorded as operating expenses. We did not recognize any impairment losses in 2002 related to the initial impairment evaluation.

In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations”. This statement establishes standards for accounting for obligations associated with the retirement of tangible long-lived assets. The implementation of the provisions of SFAS No. 143 is required effective January 1, 2003. We do not expect the implementation of this statement to have a significant impact on our financial position or results of operations.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. This statement addresses financial accounting and reporting for the impairment and disposal of long-lived assets. The adoption of this statement, on January 1, 2002, did not have an impact on our financial position or results of operations.

In 2001, the FASB issued Topic No. D-103, “Income Statement Characterization of Reimbursements for Out-of-Pocket Expenses Incurred”. In January 2002, the Emerging Issues Task Force recharacterized Topic No. D-103 to EITF No. 01-14. This pronouncement establishes standards for accounting for reimbursements received for out-of-pocket expenses incurred and the characterization as revenue and expense in the income statement. Pursuant to this pronouncement, revenue and expenses from managed properties are included in our reported results beginning January 1, 2002. These amounts relate primarily to payroll costs at managed properties where we are the employer, and the reimbursement to us for those costs. The 2001 revenue and expenses have been reclassified to conform with the 2002 presentation.

3.     Long-Term Debt

Long-term debt consists of the following:

	June 30,	December 31,
	2002	2001

Senior secured credit facility	$63,000	$82,500
Revolving credit facility with MeriStar Hospitality Corporation	46,000	36,000
Term note with MeriStar Hospitality Corporation	13,069	—

	122,069	118,500
Less current portion	(122,069)	(10,000)

	$—	$108,500

Previous Senior Secured Credit Facility—On February 29, 2000, we entered into a $100,000 senior secured credit facility among a syndicate of banks. Our senior secured credit facility has only a revolving credit facility and no term facilities. The interest rate on the facility was the 30-day London Interbank Offered Rate plus 350 basis points. The senior secured credit facility originally was to expire in February 2002, with a one-year extension at our option. The senior credit facility contained certain covenants, including maintenance of financial ratios at the end of each quarter, reporting requirements and other customary restrictions.

On January 28, 2002, we amended our senior secured credit facility to provide more flexibility with certain financial covenants and allow us to extend the maturity from February 2002 until February 2003. The interest rate on the facility was increased to the 30-day London Interbank Offered Rate plus 450 basis points. In addition, the amendment reduced our availability to $82,500. The amendment also set restrictions on investments and capital expenditures as well as required that availability under the facility be reduced by $2,500 on each of February 28, 2002, June 30, 2002, September 30, 2002 and December 31, 2002. In addition, on January 31, 2003, the amount available under the senior credit facility was to be further reduced by the amount that our EBITDA for 2002 exceeds $20,000. We met our obligation to reduce the facility by $2,500 in February 2002 and June 2002. The entire balance of $63,000 due on this facility is classified as short term on the Condensed Consolidated Balance Sheet at June 30, 2002. The interest rate on borrowings under our senior credit facility as of June 30, 2002 was 6.4%. We incurred interest expense of $2,533 and $4,024 on this facility during the first half of 2002 and 2001, respectively.

On July 31, 2002 the outstanding balance of $63,000 was repaid with funds borrowed under the Registrant’s new senior credit agreement described below.

Existing Senior Credit Agreement— Immediately after the merger with Interstate, the Registrant, its principal operating subsidiary, MeriStar H & R Operating Company, L.P., and a group of lenders entered into a $113,000 senior credit agreement, dated as of July 31, 2002, pursuant to which the existing senior credit agreements of the Registrant and Interstate were refinanced. The senior credit agreement consists of a $65,000 term loan due on July 31, 2005 and a $48,000 revolving credit facility due on July 31, 2005 (with a one-year renewal at the Registrant’s option). The interest rate on the senior credit agreement will be LIBOR plus 3.00% to 4.50%, based on the fulfillment of various financial tests by the Registrant. As of August 31, 2002, approximately $65,000 was outstanding under the term loan and $12,000 was outstanding under the revolving credit facility. These borrowings bore interest at a rate of 5.8125% per annum.

Revolving Credit Facility with MeriStar Hospitality—In 1998, we entered into a three-year, $75,000 unsecured revolving credit facility with MeriStar Hospitality. This facility was subsequently amended on February 29, 2000 to reduce the maximum borrowing limit to $50,000 and to change the maturity date to 91 days after the maturity of our senior secured credit facility. The credit facility contains certain covenants, including maintenance of financial ratios, reporting requirements and other customary restrictions. On January 25, 2002, we amended our credit facility with MeriStar Hospitality Corporation to provide financial covenant relief similar to that in our senior credit facility. The maturity date and interest rate remained the same. Interest on the facility is variable, based on the 30-day London Interbank Offered Rate plus 650 basis points. The interest rate as of June 30, 2002 was 8.4%. We incurred interest expense of $1,883 and $2,083 on this facility during the first half of 2002 and 2001, respectively.

On July 31, 2002, the term loan described below, was retired with the balance added to this facility. On July 31, 2002, this facility became a term loan due on July 31, 2007, and $3,000 of the outstanding principal balance was repaid.

Term Note with MeriStar Hospitality— In January 2002, in connection with the execution of the amendment to the revolving credit facility with MeriStar Hospitality, we executed a Term Note payable to MeriStar Hospitality in the amount of $13,069, which refinances our account payable due to MeriStar Hospitality. The Term Note bears interest at the 30-day London Interbank Offered Rate plus 650 basis points and matures on the same date as the revolving credit facility with MeriStar Hospitality. The interest rate as of June 30, 2002 was 8.4%. We incurred interest expense of $549 on this facility during the first half of 2002.

On July 31, 2002, this loan was retired and the balance was added to the revolving credit facility described above.

We have determined that the fair value of our outstanding borrowings on our senior credit facility, and notes payable to MeriStar Hospitality approximates their carrying values at June 30, 2002.

4.     Earning (loss) Per Share

The following tables present the computation of basic and diluted loss per share:

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2002	2001	2002	2001

BASIC EARNINGS (LOSS) PER SHARE COMPUTATION:
Net income (loss)	$6,927	$(1,120)	$5,144	$(11,946)
Weighted average number of shares of common stock outstanding (in thousands)	37,189	37,172	37,189	36,787

Basic earnings (loss) per share	$0.19	$(0.03)	$0.14	$(0.32)

DILUTED EARNINGS (LOSS) PER SHARE COMPUTATION:
Net income (loss)	$6,927	$(1,120)	$5,144	$(11,946)
Minority interest, net of tax	195	—	109	—

Adjusted net income (loss)	$7,122	$(1,120)	$5,253	$(11,946)

Weighted average number of shares of common stock outstanding (in thousands)	37,189	37,172	37,189	36,787
Common stock equivalents-stock options	284	—	210	—
Common stock equivalents – operating partnership units	2,211	—	2,211	—

Total weighted average number of diluted shares of common stock outstanding	39,684	37,172	39,610	36,787

Diluted earnings (loss) per share	$0.18	$(0.03)	$0.13	$(0.32)

Stock options and operating partnership units are not included in the computations of basic and diluted income (loss) per share when their effect is antidilutive.

5.     Goodwill and Intangible Assets

Amortized intangible assets consists of the following:

	June 30, 2002		December 31, 2001

	Gross	Accumulated	Gross	Accumulated
	Carrying Amount	Amortization	Carrying Amount	Amortization

Management contract costs	$34,744	$(6,765)	$34,565	$(5,779)
Franchise fees	—	—	637	(212)
Lease contract costs	—	—	6,576	(898)
Deferred financing costs	2,260	(1,880)	1,647	(1,474)

Total	$37,004	$(8,645)	$43,425	$(8,363)

We incurred aggregate amortization expense of $753 and $1,018 on these assets for the three months ended June 30, 2002 and 2001, respectively. We incurred aggregate amortization expense of $1,527 and $1,618 on these assets during the six months ended June 30, 2002 and 2001, respectively.

Estimated amortization expense for the next five years is expected to be as follows:

Year ended December 31, 2002	$1,308
Year ended December 31, 2003	$2,014
Year ended December 31, 2004	$1,959
Year ended December 31, 2005	$1,714
Year ended December 31, 2006	$1,711

Our unamortized intangible asset consists of costs incurred for the Doral tradename. At June 30, 2002 and December 31, 2001 this asset had a carrying value of $3,358. As of January 1, 2002, we no longer record amortization related to this asset.

The carrying amount of goodwill by reportable segment as of June 30, 2002 is as follows:

Hospitality Management	$86,939
Corporate Housing	34,192

Total	$121,131

The changes in the carrying amount of goodwill for the six months ended June 30, 2002, are as follows:

	Hospitality	Corporate
	Management	Housing	Total

Balance as of December 31, 2001	$90,740	$34,192	$124,932
Write-off of goodwill related to Winston lease conversion	(3,801)	—	(3,801)

Balance at June 30, 2002	$86,939	$34,192	$121,131

SFAS 142 requires that we cease amortization of goodwill and intangible assets with an indefinite useful life. We initially applied this statement on January 1, 2002. Net loss and loss per share are presented for the six months ended June 30, 2001 as if the statement had been adopted on January 1, 2001.

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2002	2001	2002	2001

Reported net income (loss)	$6,927	$(1,120)	$5,144	$(11,946)
Add back: Goodwill amortization	—	537	—	1,058
Add back: Doral tradename amortization	—	13	—	27

Adjusted net income (loss) per share	$6,927	$(570)	$5,144	$(10,861)

Basic income (loss) per share	$0.19	$(0.03)	$0.14	$(0.32)
Add back: Goodwill amortization	—	0.01	—	0.02
Add back: Doral tradename amortization	—	—	—	—

Adjusted basic income (loss) per share	$0.19	$(0.02)	$0.14	$(0.30)

Diluted income (loss) per share	$0.18	$(0.03)	$0.13	$(0.32)
Add back: Goodwill amortization	—	0.01	—	0.02
Add back: Doral tradename amortization	—	—	—	—

Adjusted basic income (loss) per share	$0.18	$(0.02)	$0.13	$(0.30)

6.     Supplemental Cash Flow Information

	Six months ended
	June 30,

	2002	2001

Cash paid for interest and income taxes:
Interest	$5,017	$5,379
Income taxes	894	739
Non-cash investing and financing activities:
Conversion of operating partnership units to common stock	—	3,620
Fair value of assets acquired	—	58
Fair value of liabilities acquired	—	791
Operating assets and liabilities transferred in lease conversion:
Cash	4,849	3,778
Accounts receivable	3,137	52,072
Prepaid expenses	—	1,478
Deposits and other	688	6,462
Furniture, fixtures and other, net	—	152
Investments in and advances to affiliates	—	1,796

Total operating assets transferred	$8,674	$65,738

Accounts payable and accrued expenses	$6,558	$65,706
Long-term debt	—	32

Total operating liabilities transferred	$6,558	$65,738

7.     Segments

We are organized into two operating divisions: hotel management and corporate housing, both of which are reportable operating segments. Each division is managed separately because of its distinctive products and services. In 2001, we reorganized our golf operations and included them in our hotel management segment. We also eliminated our vacation ownership segment in 2001. We evaluate the performance of each division based on earnings before interest, taxes, depreciation, and amortization.

	Hotel	Corporate		Financial
	Management	Housing	Other	Statements

Three months ended June 30, 2002
Revenues	$206,357	$27,424	$14	$233,795
Earnings before interest, taxes, depreciation, and amortization	$5,779	$11	$5,799	$11,589
Three months ended June 30, 2001
Revenues	$211,490	$26,488	$66	$238,044
Earnings before interest, taxes, depreciation, and amortization	$5,438	$33	$(1,385)	$4,086

Six months ended June 30, 2002
Revenues	$361,006	$51,670	$28	$412,704
Earnings before interest, taxes, depreciation, and amortization	$9,420	$(1,120)	$5,481	$13,781
Total assets	$178,601	$54,395	$9,536	$242,532
Six months ended June 30, 2001
Revenues	$387,555	$50,937	$142	$438,634
Earnings before interest, taxes, depreciation, and amortization	$11,800	$(123)	$(20,400)	$(8,723)
Total assets	$185,370	$51,566	$6,938	$243,874

The other items in the tables above represent operating segment activity and assets for the non-reportable segments. The non-operating segment activity includes merger costs, gain on transfer of Winston leases, charges to investments and advances to affiliates, accounts and notes receivable, equity in earnings (losses), and other costs. The non-operating segment assets include deferred tax assets and deferred financing costs.

Revenues for foreign operations for the three months ended June 30 were as follows:

	2002	2001

Canada	$2,251	$3,033
United Kingdom	$6,617	$7,249
France	$182	$—

Revenues for foreign operations for the six months ended June 30 were as follows:

	2002	2001

Canada	$4,403	$6,107
United Kingdom	$13,222	$14,282
France	$267	$—

8.     Restructuring Expenses

At December 31, 2001, we had restructuring accruals of $205 remaining relating to lease termination costs incurred in connection with closing offices in four BridgeStreet markets and realigning and eliminating certain administrative functions within the corporate housing division. During the first half of 2002, we applied $59 in lease termination costs against the restructuring accrual, of which $146 remains at June 30, 2002.

Also at December 31, 2001, we had restructuring accruals of $315 relating to severance costs incurred as a result of the elimination of approximately 15 corporate positions. These actions were taken as a result of declines in our business due to the slowdown of the national economy. During the first quarter of 2002, we applied $315 against the restructuring accrual. No accrual remains at June 30, 2002.

During the second quarter of 2002, we recorded a restructuring accrual of $682 in our corporate housing division, primarily due to the closing of the Sunnyvale market. We applied $324 of closing costs against the restructuring accrual, of which $358 remains at June 30, 2002.

9.     Winston Lease Conversion

Until June 28, 2002, we leased 47 hotels from Winston Hotels, and managed 39 of these hotels. On June 30, 2002, we assigned the leases to a subsidiary of Winston. We will continue to manage 39 of these hotels under five-year contracts, terminable on the sale of an asset or for any reason after 12 months. We received $15,850 of cash on June 30, 2002 and an additional $3,266 of cash as of July 31, 2002. Net assets of $2,116 were transferred to the subsidiary of Winston and we wrote down $9,771 of goodwill and intangibles, which resulted in a gain of $7,229.

2. Historical statements:

December 31, 2001 and 2000 Balance sheets, Statement of Operations for the year ended December 31, 2001, 2000, and 1999, and the Statement of Cash Flows for the year ended December 31, 2001, 2000 and 1999. These are all incorporated by reference to the Registrant’s Form S-4/A filed on June 25, 2002.

(b)  Proforma financial statements:

The Registrant, a Delaware corporation (formerly known as MeriStar Hotels & Resorts, Inc.) and Interstate Hotels Corporation, or Interstate, entered into an Agreement and Plan of Merger, dated May 1, 2002 and as amended on June 3, 2002 (the “Merger Agreement”), pursuant to which Interstate merged with and into the Registrant (the “Merger”). On July 31, 2002, after receiving the required stockholder approvals, pursuant to the Merger Agreement, MeriStar Hotels & Resorts and Interstate completed the Merger. The Merger is accounted for as a reverse acquisition with Interstate as the accounting acquiror and MeriStar as the surviving company. Pursuant to the Merger Agreement, each outstanding share of Interstate’s common stock, par value $0.01 per share, was converted into 4.6 shares of the Registrant’s Common Stock and the Registrant’s name was changed to Interstate Hotels & Resorts, Inc. Holders of MeriStar common stock and MeriStar H&R Operating Company, L.P. operating partnership units continued to hold their stock and units following the merger.

The Merger included the following significant related transactions:

•	CGLH Partners I, L.P. and CGLH Partners II, L.P. agreed to convert their preferred stock and notes into Interstate’s Class A common stock.

•	the Company repaid the outstanding balance on its promissory notes held by Wyndham International, Inc on July 30, 2002 and repaid the remaining principal balance of the limited recourse mortgage note on July 31, 2002;

•	the Registrant and MeriStar H&R Operating Company, L.P. entered into the senior credit agreement;

•	the Registrant and MeriStar H&R Operating Company, L.P. entered into and converted its loan with MeriStar Hospitality Operating Partnership, L.P. to a term note and repaid $3,000 under that loan; and

•	the Registrant effected a one-for-five reverse split of its common stock.

The unaudited pro forma combined balance sheet combines Interstate’s June 30, 2002 balance sheet with MeriStar’s June 30, 2002 balance sheet and assumes the merger was completed on June 30, 2002. The merger is accounted for using Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations”, and SFAS No. 142, “Goodwill and Other Intangible Assets”, which were issued in July 2001. SFAS No. 141 requires the application of the purchase method of accounting for all business combinations initiated after June 30, 2001, and SFAS No. 142 requires that goodwill, as well as any intangible assets believed to have an indefinite useful life, not be amortized for financial reporting purposes. The unaudited pro forma combined balance sheet reflects Interstate’s acquisition of MeriStar and the associated recapitalization of Interstate. The combined company will record goodwill as an intangible asset by determining the excess of the purchase price over the estimated fair value of net identifiable tangible and intangible assets acquired.

The unaudited pro forma combined statements of operations combine Interstate’s and MeriStar’s historical results for the six months ended June 30, 2002 and for the year ended December 31, 2001. The unaudited pro forma combined statements of operations assume that the merger and the one-for-five reverse stock split had occurred at January 1, 2001 and reflect adjustments related to the merger and recapitalization. The merger is accounted for using SFAS No. 141 and SFAS No. 142.

The companies have based the purchase price allocation adjustments in the unaudited pro forma combined financial statements on the information available at this time. The companies may make subsequent adjustments and refinements to the allocation based on future additional information. The unaudited pro forma combined financial statements are not necessarily indicative of the future financial position or results or operations of the combined company or of the combined financial position or the results of operations that would have been realized had the merger been completed at the beginning of the periods or as of the date presented.

INTERSTATE HOTELS & RESORTS, INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
June 30, 2002

	Interstate	MeriStar	Transaction		Pro Forma
	Historical(a)	Historical(b)	Adjustments		as Adjusted

	(dollars in thousands)
ASSETS
Cash and cash equivalents	$24,372	$4,472	$(12,713	)(c)	$16,131
Accounts receivable, net	16,126	12,220	(2,866	)(d)	25,480
Due from MeriStar Hospitality	—	9,092	—		9,092
Deferred income taxes	2,907	—	(2,907	)(e)	—
Prepaid expenses and other	1,845	7,318	—		9,163
Deposits and other	—	2,082	—		2,082

Total current assets	45,250	35,184	(18,486)		61,948
Restricted cash	1,376	—	—		1,376
Marketable securities	2,518	—	—		2,518
Property and equipment, net	13,854	15,216	—		29,070
Officers and employees notes receivable	2,114	—	(848	)(f)	1,266
Investments in and advances to affiliates	11,609	30,128	(12,348	)(g)	29,389
Goodwill	—	121,131	(36,926	)(h)	84,205
Intangible and other assets, net	14,619	31,717	28,389	(i)	74,725
Deferred income taxes	6,133	9,156	(5,589	)(e)	9,700

Total assets	$97,473	$242,532	$(45,808)		$294,197

LIABILITIES AND STOCKHOLDERS’ EQUITY
Long-term debt, current portion	$6,575	$122,069	$(128,644	)(j)	$—
Accounts payable and other current liabilities	18,344	50,841	4,129	(k)	73,314

Total current liabilities	24,919	172,910	(124,515)		73,314
Long-term debt, excluding current portion	14,095	—	116,144	(l)	130,239
Deferred compensation and other	2,518	—	2,321	(k)	4,839

Total liabilities	41,532	172,910	(6,050)		208,392
Minority interests	433	6,356	—		6,789
Stockholders’ equity
Common stock	123	372	514	(m)	1,009
Paid-in capital	90,525	78,841	(34,957	)(n)	134,409
Paid-in capital — stock options	790	—	1,327	(o)	2,117
Deficit	(35,930)	(15,949)	(6,640	)(p)	(58,519)
Accumulated other comprehensive income	—	2	(2	)(q)	—

Total stockholders’ equity	55,508	63,266	(39,758)		79,016

Total liabilities and stockholders’ equity	$97,473	$242,532	$(45,808)		$294,197

INTERSTATE HOTELS & RESORTS, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET
(dollars in thousands, except per share data)

(a)	Reflects the historical unaudited consolidated balance sheet of Interstate Hotels Corporation as of June 30, 2002 as reflected in its quarterly report on Form 10-Q for the quarterly period ended June 30, 2002. Some amounts have been condensed or reclassified in order to conform with the combined entity’s presentation.

(b)	Reflects the historical unaudited consolidated balance sheet of MeriStar Hotels & Resorts, Inc. as of June 30, 2002. Some amounts have been condensed or reclassified in order to conform with the combined entity’s presentation.

(c)	The combined company obtained a new $125,000 senior credit facility and used $70,000 of proceeds from that facility along with existing cash on hand to:

•	repay and retire the existing senior credit facility of MeriStar;

•	repay $3,000 of the credit facility with MeriStar Hospitality Operating Partnership, L.P.;

•	repay and retire the Interstate notes payable to Wyndham; and

•	repay and retire the Interstate limited recourse mortgage note.

           The individual adjustments are as follows:

Transaction costs in connection with the merger	$(5,221)
Payment of severance costs generated as a result of the merger	(1,235)
Repayment and retirement of existing MeriStar senior credit Facility	(63,000)
Repayment of a portion of the MeriStar Hospitality credit facility	(3,000)
Repayment and retirement of the Interstate notes payable to Wyndham	(3,682)
Repayment and retirement of the Interstate limited recourse mortgage note	(6,575)
Proceeds from combined company’s new senior credit facility	70,000

Net adjustment to cash and cash equivalents	$(12,713)

(d)	Reflects the change in Interstate’s accounting method for accounting for incentive management fees. Interstate recorded incentive management fees as earned based on the current profitability of the hotel and the management agreement termination clauses. The combined company will record the incentive management fees in the period it is certain they are earned, which, for annual incentive fee measurements, is typically in the last month of the annual contract period. The effect of this change in accounting method is to reverse $2,866 of incentive fees recorded by Interstate as of June 30, 2002.

(e)	Reflects the following items:

Additional deferred tax assets resulting from the adjustment to fair value of MeriStar’s assets and liabilities	$23,754
Valuation allowance on certain of MeriStar’s tax attributes	(23,210)
Valuation allowance on certain of Interstate’s tax attributes	(9,040)

Total adjustment to deferred tax assets	(8,496)
Less: adjustment to current deferred tax assets	(2,907)

Net adjustment to noncurrent deferred tax assets	$(5,589)

The combined company’s utilization of its net operating loss carryforwards are limited by provisions of the Internal Revenue Code. The valuation allowance adjustment above includes the effect of the limitations on each of MeriStar’s and Interstate’s deferred tax assets arising from net operating loss carryforwards.

(f)	Reflects the adjustment for accelerated vesting and forgiveness of some notes receivable due from officers, based on contractual provisions. These provisions, requiring the forgiveness of the note, are triggered by termination for reason other than cause.

(g)	The combined company recorded the fair value of the combined company’s investments and notes receivable based on the estimated discounted cash flows generated by these investments and notes receivable. The combined company has recorded the $12,348 difference between the fair value and the carrying value as part of its purchase accounting entry.

(h)	The combined company recorded goodwill and various other intangible assets based on their fair values in connection with the merger. The combined company estimated the values of these intangible assets and goodwill based on preliminary purchase price allocations. The combined company may make subsequent adjustments and refinements to the allocation based on additional future information. The following table summarizes the preliminary allocation of the purchase price:

Fair value of MeriStar common stock (37,188,574 shares × $1.036 per share)	$38,527
Fair value of MeriStar options that will vest in connection with the merger	1,303
Transaction costs	5,200

Total purchase price of MeriStar	45,030
Net liabilities acquired:
Fair value of assets acquired (excluding goodwill)	(140,091)
Fair value of liabilities assumed	179,266

39,175

Goodwill resulting from merger transaction	84,205
Elimination of MeriStar existing goodwill	(121,131)

Net adjustment to goodwill	$(36,926)

(i)	In the recapitalization of Interstate that occurred in connection with the merger, Interstate’s 8.75% convertible notes were converted into Interstate’s Class A common stock. The combined company wrote-off the unamortized deferred financing costs associated with these notes. The combined company also used $70,000 of proceeds from the new senior credit facility along with existing cash on hand to:

•	repay and retire the existing senior credit facility of MeriStar;

•	repay $3,000 of the MeriStar credit facility with MeriStar Hospitality Operating Partnership, L.P.;

•	repay and retire the Interstate notes payable to Wyndham; and

•	repay and retire the Interstate limited recourse mortgage note.

The combined company wrote off the unamortized deferred financing costs related to the repaid and retired facilities and notes. The combined company capitalized the costs to obtain the new credit facility.

The combined company recorded the fair value of various identifiable intangible assets (other than deferred financing fees) in connection with the merger. Fair values were estimated using estimated discounted cash flows generated by these assets.

The individual adjustments are as follows:

Fair value of management contracts	$29,805
Fair value of Doral trade name	689
Write-off of unamortized deferred financing costs related to MeriStar’s senior credit facility	(381)
Write-off of unamortized deferred financing costs related to Interstate’s 8.75% convertible notes	(408)
Write-off of unamortized deferred financing costs related to Interstate’s existing senior secured credit facility	(813)
Write-off of unamortized deferred financing costs related to Interstate’s limited recourse mortgage note	(24)
Record deferred financing costs related to the new Interstate senior credit facility	1,750
Reclassify transaction costs to goodwill	(2,229)

Net adjustment to intangible assets	$28,389

(j)	Reflects the following items:

Repayment and retirement of existing MeriStar senior credit facility	$(63,000)
Repayment of a portion of the MeriStar Hospitality credit facility, excluding current portion	(3,000)
Reclassification of the remainder of the MeriStar Hospitality credit facility to long-term	(56,069)
Repayment and retirement of existing Interstate limited recourse mortgage note	(6,575)

Net adjustment to long-term debt, current portion	$(128,644)

(k)	Reflects the adjustment to accrue severance costs of $4,129 that will be paid in the first twelve months following the closing of the merger transaction and $2,321 that will be paid after the first twelve months following the closing of the merger transaction.

(l)	Reflects the following items:

Conversion of Interstate’s 8.75% convertible notes into Interstate’s Class A common stock	$(6,243)
Reclassification of the MeriStar Hospitality credit facility from current to long-term	56,069
Repayment and retirement of an Interstate note payable to Wyndham	(3,682)
Proceeds from the combined company’s new senior credit facility	70,000

Net adjustment to long-term debt, excluding current portion	$116,144

(m)	Reflects the following adjustments:

Conversion of Interstate’s convertible notes into 1,560,860 shares of Interstate Class A common stock, par value of $.01 per share	$16
Adjustment to record total par value to reflect total of 100,893,230 shares of the combined company stock outstanding following the merger transaction	498

Net adjustment to common stock	$514

In connection with the recapitalization of Interstate that occurred in connection with the merger, Interstate’s principal investor group converted its 8.75% convertible notes and Series B preferred stock into Interstate’s Class A common stock. The merger was a stock-for-stock merger of Interstate with and into MeriStar in which Interstate stockholders received 4.6 shares of the combined company common stock for each share of Interstate stock outstanding. The merger was accounted for as a reverse acquisition with Interstate as the accounting acquiror and MeriStar as the surviving company. Holders of MeriStar common stock and MeriStar H&R Operating Company, L.P. operating partnership units continue to hold their stock and units following the merger. The combined company has 100,893,230 shares outstanding on a pro forma basis as if this transaction occurred on June 30, 2002.

(n)	Reflects the following adjustments:

Conversion of Interstate’s 8.75% convertible notes into Interstate’s Class A common stock at $4.00 per share	$6,226
Value of MeriStar common stock	38,156
Adjustment to record offset of total par value to reflect total of 100,893,238 shares of MeriStar stock outstanding following the merger transaction	(498)
Reversal of MeriStar paid-in capital	(78,841)

Net adjustment to paid-in-capital	$(34,957)

(o)	Reflects the fair value of MeriStar’s outstanding stock options, of $1,303, at June 30, 2002. Also reflects the effects of the acceleration of vesting of Interstate’s stock options, of $24, at June 30, 2002.

(p)	Reflects the following adjustments:

Forgiveness of Interstate’s officers’ notes receivable	$(848)
Effect of acceleration of vesting of Interstate’s stock options	(24)
Change in accounting method for incentive management fees	(2,866)
Valuation allowance on some of Interstate’s tax attributes	(9,040)
Write-off of unamortized deferred financing fees related to the existing Interstate credit facility, 8.75% convertible notes and limited recourse mortgage note	(1,245)
Write-off of unamortized deferred financing fees related to the existing MeriStar credit facility	(381)
Payment of severance costs generated as a result of the merger	(8,185)
Reversal of MeriStar deficit	15,949

Net adjustment to deficit	$(6,640)

(q)	Reflects the reversal of MeriStar’s accumulated other comprehensive income.

INTERSTATE HOTELS & RESORTS, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2001

					Pro Forma
	Interstate	MeriStar	Transaction		As
	Historical (a)	Historical (b)	Adjustments		Adjusted

	(dollars in thousands, except per share amounts)
Revenue:
Lodging revenues	$4,426	$156,035	$—		$160,461
Net management fees	24,525	42,475	—		67,000
Other fees	15,074	3,726	—		18,800
Corporate housing	—	103,638	—		103,638

	44,025	305,874	—		349,899
Other revenues from managed hotels	274,801	490,005	—		764,806

Total revenue	318,826	795,879	—		1,114,705

Lodging expenses	1,116	43,568	—		44,684
Corporate housing	—	76,019	—		76,019
General and administrative	31,123	75,683	(1,846	)(j)	104,960
Lease expense	482	59,375	—		59,857
Property costs	1,531	33,250	—		34,781
Depreciation and amortization	10,394	12,958	(2,985	)(d)	20,367
Non-recurring expenses	—	23,816	—		23,816

	44,646	324,669	(4,831)		364,484
Other expenses from managed hotels	274,801	490,005	—		764,806

Total operating expenses	319,447	814,674	(4,831)		1,129,290

Income (loss) from operations	(621)	(18,795)	4,831		(14,585)
Interest expense, net	(1,673)	(11,303)	2,097	(e)	(10,879)
Other, net	38	—	—		38
Equity in earnings (losses) of affiliates	(5,169)	732	—		(4,437)
Loss on impairment of equity investment in hotel real estate	(3,026)	—	—		(3,026)

Loss before minority interests and income taxes	(10,451)	(29,366)	6,928		(32,889)
Minority interests	194	(1,130)	693	(f)	(243)
Income tax benefit	(3,295)	(9,287)	423	(g)	(12,159)

Loss before preferred stock dividends and accretion	(7,350)	(18,949)	5,812		(20,487)
Less: mandatorily redeemable preferred stock:
Dividends	634	—	(634	)(h)	—
Accretion	62	—	(62	)(h)	—

Net loss available to common stockholders	$(8,046)	$(18,949)	$6,508		$(20,487)

Basic and diluted loss per common share:
Net loss available to common stockholders	$(1.30)				$(1.02)

Weighted average shares	6,200,093				20,127,220

INTERSTATE HOTELS & RESORTS, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
For the Six Months Ended June 30, 2002

	Interstate	MeriStar	Transaction		Pro Forma
	Historical(a)	Historical(b)	Adjustments		as Adjusted

	(dollars in thousands, except per share amounts)
Revenue:
Lodging revenues	$1,455	$67,975	$—		$69,430
Net management fees	11,994	20,781	(2,866	)(c)	29,909
Other fees	9,464	1,799	—		11,263
Corporate housing	—	51,670	—		51,670

	22,913	142,225	(2,866)		162,272
Other revenues from managed hotels	134,315	270,479	—		404,794

Total revenue	157,228	412,704	(2,866)		567,066

Lodging expenses	395	18,369	—		18,764
Corporate housing	—	39,236	—		39,236
General and administrative	16,207	34,599	(1,989	)(j)	48,817
Lease expense	—	27,569	—		27,569
Property costs	635	14,217	—		14,852
Depreciation and amortization	5,110	4,459	190	(d)	9,759
Non-recurring expenses (income)	1,000	(5,546)	—		(4,546)

	23,347	132,903	(1,799)		154,451
Other expenses from managed hotels	134,315	270,479	—		404,794

Total operating expenses	157,662	403,382	(1,799)		559,245

Income (loss) from operations	(434)	9,322	(1,067)		7,821
Interest expense, net	(3,135)	(5,263)	3,000	(e)	(5,398)
Other, net	—	—	—		—
Equity in losses of affiliates	(596)	(116)	—		(712)

Income (loss) before minority interests and income taxes	(4,165)	3,943	1,933		1,711
Minority interests	52	190	(208	)(f)	34
Income tax expense (benefit)	(1,176)	(1,391)	796	(g)	(1,771)

Income (loss) before preferred stock dividends and accretion	(3,041)	5,144	1,345		3,448
Less: mandatorily redeemable preferred stock:
Dividends	307	—	(307	)(h)	—
Accretion	355	—	(355	)(h)	—
Conversions incentive payments	9,250	—	(9,250	)(i)	—

Net income (loss) available to common stockholders	$(12,953)	$5,144	$11,257		$3,448

Basic and diluted income (loss) per common share:
Net income (loss) available to common stockholders	$(2.19)				$0.17

Weighted average shares	5,913,333				20,178,648

INTERSTATE HOTELS & RESORTS, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
For the Six Months Ended June 30, 2002 and
For the Year Ended December 31, 2001
(dollars in thousands, except per share data)

(a)	For the unaudited pro forma combined statement of operations for the six months ended June 30, 2002, reflects the historical unaudited consolidated statement of operations of Interstate Hotels Corporation for the six months ended June 30, 2002 as reflected in its quarterly report on Form 10-Q. For the unaudited pro forma combined statement of operations for the year ended December 31, 2001, reflects the audited consolidated statement of operations of Interstate for the year ended December 31, 2001, except for the adjustment to conform the presentation to meet the requirements of EITF No. 01-14, “Income Statement Characterization of Reimbursements for Out-of-Pocket Expenses”. This pronouncement establishes standards for accounting for reimbursable expenses in the income statement. Under this pronouncement, revenue and expenses from managed properties are included in the combined company’s reported results beginning in January 1, 2002. These amounts relate primarily to payroll costs at managed properties where the combined company is the employer. The reimbursement for those costs is recorded as revenue with a corresponding expense.

(b)	For the unaudited pro forma combined statement of operations for the six months ended June 30, 2002, reflects the historical unaudited consolidated statement of operations of MeriStar Hotels & Resorts, Inc. for the six months ended June 30, 2002. For the unaudited pro forma combined statement of operations for the year ended December 31, 2001, reflects the audited consolidated statement of operations of MeriStar for the year ended December 31, 2001, except for the adjustment to conform our income statement presentation to meet the requirements of EITF No. 01-14, “Income Statement Characterization of Reimbursements for Out-of-Pocket Expenses”. This pronouncement establishes standards for accounting for reimbursable expenses in the income statement. Under this pronouncement, revenue and expenses from managed properties are included in the combined company’s reported results beginning in January 1, 2002. These amounts relate primarily to payroll costs at managed properties where the combined company is the employer. The reimbursement for those costs is recorded as revenue with a corresponding expense.

(c)	Reflects the change in Interstate’s accounting method for accounting for incentive management fees. Interstate recorded incentive management fees as earned based on the current profitability of the hotel and management agreement termination provisions. The combined company will record the incentive management fees in the period that it is certain the incentive management fees are earned, which, for annual incentive fee measurements, is typically in the last month of the annual contract period. The effect of this change in accounting method is to defer $2,866 of incentive fees recorded by Interstate in the second quarter of 2002.

(d)	The adjustments to depreciation and amortization include the following items:

	Six Months
	Ended	Year Ended
	June 30,	December 31,
	2002	2001

Elimination of amortization of deferred financing fees related to MeriStar’s senior secured credit facility	$(346)	$(804)
Amortization of additional intangible assets generated by the merger	536	1,383
Elimination of amortization of MeriStar’s existing goodwill	—	(3,564)

Net adjustments to depreciation and amortization	$190	$(2,985)

The combined company amortized the MeriStar management contracts acquired in the merger over their weighted average contractual lives of 24 years. The combined company amortized the MeriStar lease contracts acquired in the merger over their contractual life of 12 years. The contractual lives of these assets reflect their estimated useful lives. In accordance with SFAS No. 142, goodwill will not be amortized beginning on January 1, 2002. The combined company has accounted for goodwill as if SFAS No. 142 had been adopted on January 1, 2001; accordingly, goodwill will not be amortized in 2001 for purposes of the unaudited pro forma combined statement of operations for the year ended December 31, 2001. SFAS No. 142 requires that goodwill be evaluated for impairment annually or on an interim basis if events or circumstances indicate that it is more likely than not that an impairment has been incurred.

(e)	The adjustments to net interest expense include the following items:

	Six Months
	Ended	Year Ended
	June 30,	December 31,
	2002	2001

Elimination of interest expense relating to MeriStar’s existing senior credit facility	$2,533	$6,940
Reduction in interest expense relating to MeriStar’s existing credit facility with MeriStar Hospitality	135	301
Elimination of interest expense relating to Interstate’s 8.75% convertible notes	1,071	2,188
Elimination of unused commitment fees related to Interstate’s senior credit facility	101	84
Elimination of interest expense related to Interstate’s notes payable to Wyndham	205	503
Elimination of interest expense related to Interstate’s limited recourse mortgage note	158	462
Amortization of deferred financing fees related to the combined company’s senior credit facility	(292)	(583)
Elimination of amortization on deferred financing fees associated with Interstate’s 8.75% convertible notes	1,750	306
Elimination of amortization on deferred financing fees associated with Interstate’s senior credit facility	25	310
Elimination of amortization on deferred financing fees associated with Interstate’s limited recourse mortgage note	—	43
Interest expense on new combined company senior credit facility	(2,262)	(6,565)
Reduction of interest income on Interstate’s cash balances	(424)	(1,892)

Net adjustments to interest expense	$3,000	$2,097

(f)	Reflects the adjustment to record minority interests based on the pro forma as adjusted income (loss) before minority interests and taxes and the adjusted ownership percentage of the minority interests holders.

(g)	Reflects adjustments to record the income tax benefit at the combined company’s anticipated effective tax rates of (106)% and 37% for the six months ended June 30, 2002 and for the year ended December 31, 2001, respectively. For purposes of calculating its income tax benefit, the combined company used the statutory tax rate, adjusted for the effect of permanent differences. For the six months ended June 30, 2002, the company’s tax rate reflects a permanent difference related to the gain on the conversion of Winston leases to management contracts of $7,229. The combined company will periodically review its deferred tax assets to determine the combined company’s ability to realize those deferred tax assets in the future. If the combined company determines that additional portions of its deferred tax assets may not be realized, the combined company will record a charge to the income tax provision in that period.

(h)	The conversion of Interstate’s Series B preferred stock resulted in the elimination of the accretion of discount and the dividends on mandatorily redeemable preferred stock.

(i)	Reflects the elimination of the $9.25 million payment made by Interstate to its principal investor group.

(j)	Reflects the elimination of compensation costs related to the salary, bonus and vesting of Interstate’s Series B preferred stock held by Interstate executives who are no longer employed by the combined company. This is offset by the increase in compensation for two Interstate executives remaining employed by the combined company.

The unaudited pro forma combined statement of operations excludes the following non-recurring expense adjustments which will be incurred by the combined company in connection with the merger:

Payment of severance costs generated as a result of the merger	$8,185
Forgiveness and accelerated vesting of officers’ notes receivable	848
Write-off of unamortized deferred financing costs related to the existing MeriStar credit facility	381
Write-off of unamortized deferred financing costs related to the existing Interstate credit facility 8.75% convertible notes and limited recourse mortgage note	1,245
Establishment of valuation allowance for some of Interstate’s tax attributes	9,040

$19,699

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 11, 2002

INTERSTATE HOTELS & RESORTS, INC

By: /s/ Christopher L. Bennett ——————————————————

Christopher L. Bennett Senior Vice President and General Counsel